                                         EXHIBIT 2

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities commission or any similar authority in Canada has in any way passed upon the merits of the securities offered hereby and any representation to the contrary is an offence. The securities offered under this short form prospectus have not and will not be registered under the United States Securities Act of 1933 and, except in limited circumstances, may not be offered or sold within the United States or to U.S. persons. This short form prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby within the United States or to U.S. persons. See "Plan of Distribution".

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated by reference may be obtained on request without charge from the Vice President and General Counsel of Suncor Inc., 36 York Mills Road, North York, Ontario, M2P 2C5
(telephone (416) 733-7300). For the purposes of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Vice President and General Counsel of Suncor Inc. at the above-mentioned address and telephone number.

Secondary Offering by Sun Canada, Inc.

                       [ARTWORK]
                    $1,167,481,068

               29,935,412 Common Shares
         (Represented by Instalment Receipts)

The common shares of Suncor Inc. ("Suncor") offered hereby (the "Common Shares") will be sold by Sun Canada, Inc. (the "Selling Shareholder"), a wholly-owned subsidiary of Sun Company, Inc. ("Sun"), at a price of $39.00 per Common Share, which will be payable on an instalment basis. The first instalment of $13.00 per Common Share is payable on the closing of this offering, the second instalment of $13.00 per Common Share is payable on or before June 10, 1996, and the final instalment of $13.00 per Common Share is payable on or before December 30, 1996. The
Common Shares will be pledged to the Selling Shareholder to secure the obligation to pay the second and final instalments of the purchase price for the Common Shares. Prior to full payment, beneficial ownership of the Common Shares will be represented by instalment receipts (the "Instalment Receipts"). If a registered holder of an Instalment Receipt does not pay the second instalment or the final instalment on or before the due dates, the Common

Shares represented by such registered holder's Instalment Receipt may, at the Selling Shareholder's option, upon compliance with applicable law, be reacquired by the Selling Shareholder in full satisfaction of the obligations to pay the outstanding instalments, or such Common Shares may be sold and the registered holder shall remain liable for any deficiency in the proceeds of such sale. See "Details of the Offering".

The outstanding common shares of Suncor are listed on the Toronto, Montreal, Alberta and Vancouver stock exchanges in Canada and on the American Stock Exchange in the United States. The Toronto and Montreal stock exchanges have conditionally approved the listing of the Instalment Receipts subject to the fulfillment of the requirements of the exchanges on or before August 28, 1995, including the distribution of the Instalment Receipts to a minimum number of public holders. On May 31, 1995, the closing sale price of the common shares of Suncor on The Toronto Stock Exchange was $39.00. The offering price for the Common Shares has been determined by negotiation between the Selling Shareholder and the Underwriters. Suncor has been advised that, upon completion of the offering, neither the Selling Shareholder nor Sun will own beneficially, directly or indirectly, any shares or other securities of Suncor. No portion of the proceeds of this offering by the Selling Shareholder will be received by Suncor.

In the opinion of counsel, the Common Shares, represented by Instalment Receipts will, at the date of closing, be eligible for investment under certain statutes as set out under "Eligibility for Investment".

Price: $39.00 per Common Share, of which $13.00 is payable on closing

                                         Net Proceeds
                  Price to  Underwriters'to the Selling
                   Public       Fee     Shareholder (1)
Per Common Share
  First Instalment $13.00     $1.56         $11.44
  Second Instalment 13.00        --          13.00
  Final Instalment  13.00        --          13.00
Total per Common
  Share            $39.00     $1.56         $37.44

Total Offering      (1)        (2)           (3)

(1) $1,167,481,068.00
(2) $46,699,242.72
(3) $1,120,781,825.28

(1) Before deduction of the expenses of the offering estimated at $1.5 million which, together with the Underwriters' fee are payable by the Selling Shareholder.

The Underwriters, as principals, conditionally offer the Common Shares, subject to prior sale, if, as and when sold by the Selling Shareholder and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under "Plan of Distribution" and subject to the approval of certain legal matters on behalf of Suncor by Osler, Hoskin & Harcourt, on behalf of the Selling Shareholder and Sun by Fasken Campbell
Godfrey and on behalf of the Underwriters by Davies, Ward &
Beck. Subscriptions for the Common Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that the closing of the offering will take place on June 8, 1995, or such other date as may be agreed upon, but not later than July 6, 1995, and that Instalment Receipts representing the Common Shares will be available for delivery at closing. Registered holders of Instalment Receipts will receive share certificates evidencing the Common Shares as soon as practicable after payment of the final instalment.

June 1, 1995

                   Table of Contents

     Documents Incorporated by Reference          2
     Summary of the Offering                      3
     Suncor Inc.                                  4
     Selling Shareholder                          4
     Recent Developments                          4
     Details of the Offering                      4
     Plan of Distribution                         8
     Canadian Federal Income Tax Considerations   9
     Eligibility for Investment                  10
     Legal Matters                               11
     Auditors, Transfer Agent and Registrar      11
     Statutory Rights of Withdrawal and Rescission11
     Certificate of Suncor                       12
     Certificate of the Underwriters             13

          DOCUMENTS INCORPORATED BY REFERENCE

   The following documents of Suncor which have been filed with securities commissions or similar regulatory authorities in each of the provinces of Canada, are incorporated by reference into and form an integral part of this short form prospectus:

   (a) the Annual Information Form dated March 16, 1995;

   (b) the Management Proxy Circular dated March 1, 1995 relating to the Annual and Special Meeting of Shareholders held on April 27, 1995;

   (c) the audited consolidated financial statements as at and for the fiscal years ended December 31, 1994, December 31,
       1993 and December 31, 1992 together with the auditors' report thereon dated January 20, 1995 and Management's Discussion and Analysis as contained in Suncor's Annual Report for the year ended December 31, 1994;

   (d) the unaudited consolidated financial statements as contained in Suncor's First Quarter 1995 Report to
       Shareholders dated April 19, 1995;

   (e) the unaudited consolidated financial statements and Management's Discussion and Analysis of Financial
       Condition and Results of Operations as contained in Suncor's Form 10-Q for the quarter ended March 31,
       1995; and

   (f) the Material Change Report of Suncor dated May 30,
       1995, which reported the offering contemplated herein.

   Any annual information form, material change report (other than confidential reports), comparative interim financial statements or management proxy circular filed by Suncor with securities commissions or similar authorities in the provinces of Canada subsequent to the date of this short form prospectus and prior to termination of this offering shall be deemed to be incorporated by reference into this short form prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this short form prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form prospectus.

                SUMMARY OF THE OFFERING

Offering:                   29,935,412 Common Shares to
                            be sold by the Selling
                            Shareholder, to be represented
                            by Instalment Receipts.

Amount:                     $1,167,481,068.00

Price:                      $39.00 per Common Share,
                            payable in instalments of which
                            $13.00 is payable on the closing
                            of this offering, $13.00 is
                            payable on or before June 10,
                            1996 and $13.00 is payable on
                            or before December 30, 1996.

Instalment Payment
Arrangements:               The purchase price for the
                            Common Shares is payable on
                            an instalment basis. Prior to full
                            payment, beneficial ownership
                            of the Common Shares will be
                            represented by Instalment
                            Receipts. The first instalment of
                            $13.00 per Common Share is
                            payable on the closing of this
                            offering, the second instalment
                            of $13.00 per Common Share is
                            payable on or before June 10,
                            1996 and the final instalment of
                            $13.00 per Common Share is
                            payable on or before December
                            30, 1996 (in each case not later
                            than 1:00 p.m. local time on the
                            relevant date) by the registered
                            holder of the Instalment Receipt
                            representing Common Shares.
                            The Common Shares will be
                            pledged to the Selling
                            Shareholder and held by a
                            security agent on its behalf to
                            secure the obligations to pay the
                            second and final instalments of
                            the purchase price for the
                            Common Shares. As soon as
                            practicable after payment of the
                            final instalment, the registered
                            holder of an Instalment Receipt
                            will receive a certificate
                            representing the underlying
                            Common Shares, which
                            Common Shares will no longer
                            be subject to the pledge in
                            favour of the Selling
                            Shareholder. If a registered
                            holder of an Instalment Receipt
                            does not pay the second or final
                            instalments on or before the due
                            dates, the Common Shares as
                            represented by such Instalment
                            Receipt may, at the Selling
                            Shareholder's option, upon
                            compliance with applicable law,
                            be reacquired by the Selling
                            Shareholder in full satisfaction
                            of the registered holder's
                            obligation. Alternatively, such
                            Common Shares may be sold
                            and the registered holder shall
                            remain liable for any deficiency
                            if the proceeds of such sale are
                            insufficient to cover the amount
                            of the second instalment, if
                            applicable, and the final
                            instalment and the costs of sale
                            (such costs of sale not to exceed
                            $1.00 per Common Share).

Rights of Instalment
Receipt Holders:            Registered holders of Instalment
                            Receipts will be entitled, in the
                            manner set forth in the
                            Instalment Receipt Agreement
                            described herein, unless they
                            have defaulted on their
                            obligations thereunder, to fully
                            participate in all dividends and
                            other distributions, to exercise
                            the votes attached to the
                            Common Shares represented by
                            such Instalment Receipts and to
                            receive periodic reports and
                            other materials in like manner as
                            if they were registered holders
                            of the Common Shares.

Ownership of Suncor by
the Selling Shareholder:    The Selling Shareholder's
                            29,935,412 Common Shares,
                            representing approximately
                            54.80 per cent of the common
                            shares of Suncor will be
                            distributed to the public pursuant
                            to this offering. Suncor has been
                            advised that following the
                            closing of this offering, neither
                            the Selling Shareholder nor Sun
                            will own beneficially, directly or
                            indirectly, any shares or other
                            securities of Suncor.

Eligibility for Investment: In the opinion of counsel, the
                            Common Shares represented by
                            Instalment Receipts will, at the
                            date of closing, be eligible for
                            investment under certain statutes
                            as set forth under "Eligibility for
                            Investment".

The above information is a summary only and is qualified by the detailed information appearing elsewhere in this short form prospectus or incorporated by reference herein.

                      SUNCOR INC.

       Suncor, a Canadian integrated oil and gas company, is engaged in the exploration for and acquisition, production and marketing of, crude oil and natural gas and in the refining and marketing of petroleum products. Suncor has three principal operating groups: Oil Sands Group, based near Fort McMurray, Alberta, which mines and upgrades oil sands and markets high quality light sweet crude oil and custom blends; Resources Group, based in Calgary, Alberta, which explores for, acquires, produces and markets natural gas and conventional crude oil; and Sunoco Group, with headquarters in North York, Ontario, which refines and markets transportation fuels, petrochemicals and heating oils.

       Suncor's registered and principal office is currently located at 36 York Mills Road, North York, Ontario, M2P 2C5.
Suncor has announced publicly its intention to move its registered and principal office to Calgary, Alberta by the end of 1995. In this short form prospectus, references to Suncor include Suncor Inc.
and its subsidiaries unless the context otherwise requires.

                  SELLING SHAREHOLDER

       As of May 24, 1995, the Selling Shareholder owned
29,935,412 common shares of Suncor, which represented approximately 54.80 per cent of the issued common shares of Suncor. Suncor has been advised that following the closing of the offering, neither the Selling Shareholder nor Sun will own beneficially, directly or indirectly, any shares or other securities of Suncor.

                  RECENT DEVELOPMENTS

       Suncor has declared a cash dividend of $0.27 per common share payable on June 26, 1995 to shareholders of record at the close of business on June 15, 1995. Holders of Common Shares represented by Instalment Receipts on June 15, 1995 will be entitled to such dividend.

                DETAILS OF THE OFFERING

       The offering consists of 29,935,412 Common Shares which are being sold by the Selling Shareholder on an instalment basis. Prior to receipt by the Custodian (as defined below) of both the second instalment and the final instalment, beneficial ownership of the Common Shares will be represented by Instalment Receipts and the Common Shares will be pledged by the Underwriters to the Selling Shareholder pursuant to the terms of the Instalment Receipt Agreement (described below). Upon due payment of the second instalment and the final instalment pursuant to the Instalment Receipt Agreement, registered holders of Instalment Receipts will become registered holders of the Common Shares.

Common Shares and Instalment Receipts

       The following is a summary of the material attributes and characteristics of the Instalment Receipts and the rights and obligations of registered holders thereof. Reference is made to the instalment receipt and pledge agreement (the "Instalment Receipt Agreement") among the Selling Shareholder, Sun, Suncor, the Underwriters, Montreal Trust Company of Canada (the
"Custodian") and The R-M Trust Company (the "Security Agent"), which will hold the Common Shares pledged to the Selling
Shareholder, to be dated as of the date of closing of this offering. For the purposes of this description of the material attributes and characteristics of the Instalment Receipts, a "Holder" means a person who is shown on the register of holders of Instalment
Receipts maintained under the Instalment Receipt Agreement.
Copies of the Instalment Receipt Agreement will be available for inspection (in draft form prior to closing) at the principal Stock and Bond Transfer offices of the Custodian in Toronto, Montreal,
Calgary, Edmonton and Vancouver. This description does not purport to be complete and reference is made to the Instalment
Receipt Agreement for a complete statement of the attributes and characteristics of the Instalment Receipts and the rights and obligations of the Holders thereof.

       The first instalment of $13.00 per Common Share is payable on the closing of this offering which is expected to occur on or about June 8, 1995 (but not later than July 6, 1995); the second instalment of $13.00 per Common Share is payable on or before June 10, 1996 (the "Second Instalment Date"); and the final instalment of $13.00 per Common Share is payable on or before December 30, 1996 (the "Final Instalment Date"). The second and final instalment payments must be received by the Custodian no later than 1:00 p.m. (local time) on the relevant date.

       Holders of Instalment Receipts will be bound by the terms of the Instalment Receipt Agreement. The Instalment Receipt Agreement will provide that legal title to the Common Shares offered hereby will be held by the Custodian following payment of the first instalment pursuant to the Underwriting Agreement (described under "Plan of Distribution") and until both the second and final instalments have been fully paid to the Custodian on or before the Second Instalment Date and the Final Instalment Date, respectively. The Common Shares offered hereby will be pledged to the Selling Shareholder by the Underwriters at closing and will be held in the possession of the Security Agent subject to the terms of the Instalment Receipt Agreement. By acquiring and holding an Instalment Receipt, the Holder thereof acknowledges that the Common Shares represented thereby will be held as continuing security for the obligations of such Holder to pay the unpaid instalments and other amounts payable under the Instalment Receipt Agreement and that the pledge will remain in effect and be binding and effective notwithstanding any transfer of or other dealings with the Instalment Receipt and the rights evidenced or arising thereby.

       Following payment of the first instalment, beneficial ownership of the Common Shares will be represented by first instalment receipts ("First Instalment Receipts") and following payment of the second instalment, beneficial ownership of the Common Shares will be represented by second instalment receipts ("Second Instalment Receipts"). Certificates evidencing the First Instalment Receipts will be available for delivery at closing and certificates evidencing the Second Instalment Receipts will be issued after timely payment of the second instalment and presentation and delivery of First Instalment Receipts, as more fully described below.

       A First Instalment Receipt will, among other things, evidence that the first instalment has been paid in respect of the number of Common Shares specified therein and the right of the Holder thereof, subject to compliance with the provisions of the Instalment Receipt Agreement, to become the Holder of a Second Instalment Receipt upon payment in full of the second instalment with respect to such shares. A Second Instalment Receipt will, among other things, evidence that the first and second instalments have been paid in respect of the number of Common Shares specified therein and the right of the Holder thereof, subject to compliance with the provisions of the Instalment Receipt
Agreement, to become the registered holder of such shares upon payment in full of the final instalment with respect to such shares.

       By becoming a Holder of a First Instalment Receipt, a person is deemed: (a) to have assumed the obligations to pay the second instalment (and to thereupon receive a Second Instalment Receipt) and to comply with the terms of the Second Instalment Receipt including the obligation to pay the final instalment; and (b) to have acquired the Common Shares represented by the First Instalment Receipt subject to the pledge of such Common Shares which secures such obligations. By becoming a Holder of a Second Instalment Receipt, a person is deemed: (a) to have assumed the obligation to pay the final instalment and to thereupon become entitled to receive a share certificate representing such Common Shares; and (b) to continue to beneficially own the Common Shares represented by the Second Instalment Receipt, subject to the pledge of such Common Shares which secures such obligation.

       The Instalment Receipt Agreement will require the
Custodian to mail to the Holders of Instalment Receipts, as determined on a date being not more than 14 days before the date of mailing, notices of the Second Instalment Date and the Final
Instalment Date and the amount of the relevant instalment not less than 30 days prior to the Second Instalment Date and the Final
Instalment Date, respectively. Payment of the second instalment and the final instalment is required when due whether or not a Holder receives a notice of the Second Instalment Date or of the Final Instalment Date from the Custodian. Subject to compliance with the provisions of the Instalment Receipt Agreement, as soon as practicable after: (a) timely payment of the second instalment and presentation and surrender of the relevant First Instalment
Receipt certificate, a Second Instalment Receipt will be registered in the name of, and a certificate evidencing the Second Instalment Receipt will be forwarded to, the Holder of the First Instalment
Receipt; and (b) timely payment of the final instalment and presentation and surrender of the relevant Second Instalment
Receipt certificate, the Common Shares represented thereby will be registered in the name of, and a certificate evidencing Common
Shares will be forwarded to, the Holder of the Second Instalment
Receipt, in either case, without additional charge.

       A Holder of an Instalment Receipt will be entitled to make payment, in accordance with the provisions of the Instalment Receipt Agreement, of the second instalment and the final instalment at any time prior to the Second Instalment Date and the Final Instalment Date with respect to any Common Shares represented thereby and thereby to become the registered holder of such Common Shares.

Rights and Privileges

       Under the Instalment Receipt Agreement, Holders of
Instalment Receipts will have the same rights and privileges, and be subject to the same limitations, as registered holders of common shares of Suncor, except for certain rights and privileges which are limited under the Instalment Receipt Agreement in order to protect the value of the collateral secured by the pledge to the Selling Shareholder of the Common Shares represented by the Instalment Receipts or except where the exercise of such rights and privileges would not be practicable. In particular, a Holder of Instalment Receipts will be entitled under arrangements through the Custodian, in the manner set forth in the Instalment Receipt Agreement, unless it has defaulted on its obligations thereunder, to participate fully in all dividends and other distributions on the Common Shares, to exercise the votes attached to the Common
Shares represented by such Instalment Receipts and to receive periodic reports and other materials in like manner as if it were the registered holder of the Common Shares.

       In particular, the Instalment Receipt Agreement will contain the following provisions:

       (a) Dividends on Common Shares which are declared to be payable in cash (other than Excess
              Dividends, as defined below), shall be remitted, net of any applicable withholding taxes, to persons who, on the applicable dividend record date in respect of such Common Shares, are Holders of the Instalment Receipts representing such Common Shares. "Excess Dividends" means the aggregate of (i) the amount, if any, by which in a particular fiscal year ending December 31 the aggregate of all cash dividends declared and paid in respect of the Common Shares exceeds $1.75 per common share, (ii) all cash paid in respect of the Common Shares on a Reorganization (as defined below) and (iii) all cash paid in respect of the Common Shares on a liquidation, dissolution or winding up of Suncor.

       (b) Excess Dividends will not be distributed by the Custodian to the Holders of Instalment Receipts but will be remitted for the benefit of the Selling Shareholder to be applied equally in reduction of the second and final instalments payable on the Common Shares by all Holders. Any balance remaining shall be remitted by the Custodian, net of any unpaid applicable withholding taxes, to the Holders according to their entitlement.

       (c) Dividends paid in additional common shares of Suncor ("Stock Dividends") shall be registered in the name of the Custodian and shall be held by the Security Agent as security for the performance of the obligations of the Holders of Instalment Receipts to pay the second instalment and the final instalment and upon payment of the final instalment, shall be distributed to the Holders according to their entitlement.

       (d) If Suncor issues or distributes (including on liquidation, dissolution or winding up) to all, or substantially all, of the holders of common shares of Suncor, any (i) securities, (ii) options, rights or warrants to purchase any securities, (iii) evidences of indebtedness or (iv) assets, whether of Suncor or of any other corporation (excluding cash dividends and Stock Dividends) (collectively, the "Distributed Property"), the Custodian will, as promptly as commercially reasonable, sell such Distributed Property. The Custodian shall remit the net proceeds from such sale for the benefit of the Selling Shareholder to be applied equally in reduction of the second and final instalments payable on the Common Shares by all Holders.
              Any balance remaining shall be remitted by the Custodian, net of any unpaid applicable withholding taxes, to the Holders according to their entitlement.

       (e) Upon any subdivision or consolidation of the common shares of Suncor, the number of shares to be registered in the name of a Holder of an Instalment Receipt on payment of the final instalment will be adjusted proportionately, and the adjusted number of such shares shall be registered in the name of the Custodian and held by the Security Agent as security for the performance of the obligations of the Holder.

       (f) Upon any change or reclassification of the common shares of Suncor or any amalgamation, merger, reorganization, transfer of all or substantially all of the assets or other similar transaction affecting Suncor (a "Reorganization"), the appropriate kind and number of shares or other securities or property resulting from such Reorganization will be substituted for the Common Shares represented by an Instalment Receipt, and will be registered in the name of the Custodian and held by the Security Agent as security for the performance of the obligations of the Holder of such Instalment Receipt.

Transfer of Instalment Receipts

       Transfers of Instalment Receipts will be registrable at the principal offices of the Custodian in Toronto, Montreal, Calgary, Edmonton and Vancouver. Upon registration of the transfer of an Instalment Receipt, the transferee will acquire the transferor's rights, subject to the pledge in favour of the Selling Shareholder, and become subject to the obligations of a Holder under the Instalment Receipt Agreement, including the assumption by the transferee of the obligation to pay the second instalment, if applicable, and the final instalment. The person requesting registration of the transfer of an Instalment Receipt is deemed to warrant such person's authority to do so as, or on behalf of the transferee. Upon registration of such transfer, the transferor will cease to have any further rights or obligations thereunder. No transfer of a First Instalment Receipt tendered for registration after the Second Instalment Date, and no transfer of a Second Instalment Receipt tendered for registration after the Final Instalment Date, will be accepted for registration (subject to certain exceptions applicable to intermediaries holding Instalment Receipts on behalf of non-registered holders).

Liability of Instalment Receipt Holders

       Pursuant to the Instalment Receipt Agreement, the
Underwriters will pledge the Common Shares purchased on an instalment basis to secure payment of the second instalment and the final instalment. If payment of the second instalment or the final instalment is not duly received by the Custodian from a Holder of Instalment Receipts when due, the Instalment Receipt Agreement will provide that (except as set out below) any Common Shares
(and any securities or property substituted therefor or in addition thereto) then remaining pledged under the Instalment Receipt Agreement in respect of such Instalment Receipts, may, at the option of the Selling Shareholder, subject to complying with applicable law, be reacquired by the Selling Shareholder in full satisfaction of the obligations of such Holder of Instalment Receipts secured thereby. The Instalment Receipt Agreement will further provide that the Selling Shareholder may direct the Custodian to sell the Common Shares (and any securities or property substituted therefor or in addition thereto) in respect of which payment of the second instalment or the final instalment was not duly received, in accordance with the requirements of applicable law and of the Instalment Receipt Agreement, and remit to the Holder of the Instalment Receipt the Holder's pro rata portion of the proceeds of such sale after deducting therefrom the amount of the remaining unpaid instalments together with the Holder's pro rata portion of the costs of such sale, which shall in any event not exceed $1.00 per Common Share. Notwithstanding the foregoing, in the event that payment of the second instalment or the final instalment in respect of an aggregate of less than 5% of the Common Shares represented by Instalment Receipts has not been duly received by the Custodian when due, the Custodian must sell the Common
Shares (and any securities or property substituted therefor or in addition thereto) in respect of which payment of the second instalment or the final instalment was not duly received and apply the proceeds of such sale in the manner described above. The Instalment Receipt Agreement will provide that unless the Selling Shareholder shall have reacquired the Common Shares in full satisfaction of the obligations of a Holder, the foregoing shall not limit any other remedies available to the Selling Shareholder against such Holder of the Instalment Receipt in the event the proceeds of such sale are insufficient to cover the amount of the second instalment, if applicable, and the final instalment and the costs of sale (such costs of sale not to exceed $1.00 per Common Share) and accordingly, such Holder shall in such circumstances remain liable to the Selling Shareholder for any such deficiency.

       Holders of Instalment Receipts who are non-residents of Canada will be required to pay the cost of all withholding taxes payable in respect of any cash dividends, Excess Dividends, Stock Dividends, Distributed Property or Reorganization. Any such withholding tax will be payable on such distributions even if the payment thereof is directed to the Selling Shareholder on account of the non-resident's unpaid instalments and even if there is not sufficient cash in the distribution to pay such withholding tax. Provision for the payment of this tax by non-residents is set out in the Instalment Receipt Agreement.

General

       The Custodian may require Holders of Instalment Receipts from time to time to furnish such information and documents as may be necessary or appropriate to comply with any fiscal or other laws or regulations relating to common shares of Suncor or to rights and obligations represented by Instalment Receipts. The Custodian and the Security Agent shall not be responsible for any taxes, duties, governmental charges or expenses which are or may become payable in respect of the Common Shares or Instalment Receipts. In this regard, the Custodian and the Security Agent shall be entitled to deduct or withhold from any payment or other distribution required or contemplated by the Instalment Receipt Agreement such money or property, or to require Holders of Instalment Receipts to make any required payments, and to withhold delivery of certificates representing the Common Shares from defaulting Holders of Instalment Receipts until satisfactory provision for payment is made, in respect of any non-resident Canadian withholding taxes.

       The Selling Shareholder will be liable for charges and expenses of the Custodian and the Security Agent except for any taxes, duties and other government charges which may be payable by Holders of Instalment Receipts as described above.

       Apart from changes which do not materially prejudice the Holders of Instalment Receipts as a group (which may be made without consent of such Holders), the Instalment Receipt
Agreement may not be amended without the affirmative vote of the Holders of Instalment Receipts entitled to not less than two-thirds of the Common Shares represented by Instalment Receipts which are represented and voted at a meeting duly called for the purpose. The procedure for such meetings will be substantially similar to that governing meetings of holders of Suncor's common shares.

                 PLAN OF DISTRIBUTION

       Pursuant to an Underwriting Agreement dated May 24,
1995 (the "Underwriting Agreement") among Suncor, Sun, the
Selling Shareholder, Nesbitt Burns Inc., Gordon Capital
Corporation, RBC Dominion Securities Inc., Wood Gundy Inc., ScotiaMcLeod Inc., Goldman Sachs Canada, Midland Walwyn
Capital Inc., Richardson Greenshields of Canada Limited, First Marathon Securities Limited, Levesque Beaubien Geoffrion Inc., Toronto Dominion Securities Inc., and Peters & Co. Limited, as underwriters (collectively, the "Underwriters") the Selling Shareholder has agreed to sell and the Underwriters have severally agreed to purchase, as principals, on June 8, 1995, or on such later date as may be agreed upon by the parties but in any event not later than July 6, 1995, an aggregate of 29,935,412 Common
Shares at a purchase price of $39.00 per Common Share payable in cash to the Selling Shareholder as to $13.00 per Common Share by the Underwriters against delivery of Common Share certificates, as to $13.00 per share (being the second instalment on the Common Shares) by the registered holders of Instalment Receipts on or before June 10, 1996, and as to $13.00 per share (being the final instalment on the Common Shares) by the registered holders of Instalment Receipts on or before December 30, 1996. The Selling Shareholder has agreed to pay to the Underwriters at closing a fee of $46,699,242.72 for their services performed in connection with this offering. The Selling Shareholder, Sun and Suncor have agreed to indemnify the Underwriters and their directors, officers, employees and agents against certain liabilities.

       The Underwriting Agreement provides that the Underwriters may, at their discretion, terminate their obligations thereunder upon the occurrence of certain stated events. The Underwriters, however, shall take up and pay for all of the Common Shares if any are purchased under the Underwriting Agreement. Suncor has agreed with the Underwriters that it will not, for the period ending 90 days after the closing, issue or sell any common shares of Suncor or any securities convertible into or exchangeable or exercisable for common shares of Suncor, except common shares of Suncor required to be issued pursuant to officers', directors' and employees' stock options or other awards now outstanding or hereinafter issued in the ordinary course, without the prior consent of Nesbitt Burns Inc.

       The Instalment Receipts and the Common Shares underlying the Instalment Receipts have not been and will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the U.S. Securities Act. Each
Underwriter has agreed that, except as permitted by the Underwriting Agreement, it will not offer or sell any Instalment Receipts or Common Shares underlying Instalment Receipts (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, within the United States or to, or for the account or benefit of, U.S. persons, and it will have sent to each dealer to which it sells Instalment Receipts or Common Shares underlying Instalment Receipts during the restricted period a confirmation or other notice setting forth the restrictions on offers and sales of the Instalment Receipts or Common Shares underlying Instalment Receipts within the United States or to, or for the account or benefit of, U.S. persons. Terms used in this paragraph have the meanings given to them by Regulation S under the U.S. Securities Act.

       In addition, until 40 days after the commencement of the offering, an offer or sale of Instalment Receipts or Common
Shares underlying Instalment Receipts within the United States by a dealer that is not participating in the offering may violate the registration requirements of the U.S. Securities Act.

       Pursuant to policy statements of the Ontario Securities Commission and the Commission des valeurs mobilieres du
Quebec, the Underwriters may not, throughout the period of distribution under this short form prospectus, bid for or purchase Common Shares or Instalment Receipts representing Common
Shares. The foregoing restriction is subject to certain exceptions, as long as the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in or raising the price of such securities. These exceptions include a bid or purchase permitted under the by-laws and rules of The Toronto Stock
Exchange and The Montreal Exchange relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Pursuant to the first mentioned exception, in connection with this offering the Underwriters may over allot or effect transactions which stabilize or maintain the market price of the Common Shares or Instalment Receipts representing Common Shares of Suncor at levels other than those which otherwise might prevail on the open market. Throughout the period of distribution such transactions, if commenced, may be discontinued at any time.

      CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

       In the opinion of Osler, Hoskin & Harcourt, counsel for Suncor, Fasken Campbell Godfrey, counsel for the Selling
Shareholder and Sun, and Davies, Ward & Beck, counsel for the Underwriters, the following summary describes the principal
Canadian federal income tax considerations generally applicable to a Holder who acquires Common Shares pursuant to this offering and who, for purposes of the Income Tax Act (Canada) (the "Tax Act"), is a resident of Canada, holds such shares as capital property and deals at arm's length with Suncor, the Selling Shareholder, Sun and the Underwriters. Generally, Common
Shares will be considered capital property to a Holder provided that such Holder does not hold the Common Shares in the course of carrying on a business and has not acquired them in a transaction or transactions considered to be an adventure in the nature of trade. Certain Holders whose Common Shares might not otherwise qualify as capital property may be entitled to obtain such qualification in certain circumstances by making the election permitted by subsection 39(4) of the Tax Act. This summary is not addressed to Holders that are "financial institutions" for purposes of the mark-to-market rules contained in the Proposed Amendments
(as defined below) or to Holders, an interest in which would be a "tax shelter investment" as defined in such Proposed Amendments.

       This summary is based upon the current provisions of the Tax Act and the regulations thereto (the "Regulations") in force as of the date hereof, all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed
Amendments") and counsel's understanding of the current administrative and assessing policies of Revenue Canada. This description is not exhaustive of all possible Canadian federal income tax consequences and, except for the Proposed
Amendments, does not anticipate any changes in the law whether by legislative, governmental or judicial decision or action, nor does it take into account provincial or foreign tax considerations, which may differ significantly from those discussed herein. A reference herein to a "Common Share" includes a Common Share represented by an Instalment Receipt.

       Holders that are trusts governed by a registered retirement savings plan, registered retirement income fund or a deferred profit sharing plan are referred to the additional Canadian federal income tax considerations relevant to such holders under "Eligibility for Investment".

       The summary is of a general nature only and is not intended to be legal or tax advice to any particular Holder.
Consequently, holders should consult their own tax advisors with respect to their individual circumstances.

Taxation of Dividends

       Dividends received (including Excess Dividends applied to reduce the amount of the second instalment or the final instalment and Stock Dividends) on a Common Share will be included in a Holder's income as taxable dividends received from a taxable Canadian corporation. Normal gross-up and dividend tax credit rules will generally apply to dividends received by an individual, and dividends received by a corporation will normally be deductible in computing its taxable income. Certain corporations
(including a private corporation as defined in the Tax Act) may be liable to pay a refundable tax under Part IV of the Tax Act on such dividends.

Disposition of Common Shares

       Upon the disposition or deemed disposition of a Common
Share, a Holder will realize a capital gain (or a capital loss) to the extent that the proceeds of disposition are greater (or less) than the aggregate of the adjusted cost base to the Holder of the Common
Share and any reasonable costs of disposition. In this regard, the adjusted cost base to a Holder of a Common Share will include all amounts paid or payable by the Holder for such Common Share, including the amount of the second instalment and the final instalment. For purposes of determining the adjusted cost base of such Common Shares the adjusted cost base of the Common Share will be averaged with the adjusted cost base of any other common shares of Suncor then owned by such Holder as capital property other than common shares of Suncor owned or deemed to have been owned on December 31, 1971 for purposes of the Income
Tax Application Rules. The proceeds of disposition to a holder who disposes of a Common Share will include the amount of any unpaid instalment.

       Three-quarters of any capital gain realized by a Holder will be required to be included in computing the Holder's income as a taxable capital gain. Three-quarters of any capital loss realized by a Holder may normally be deducted by such Holder against taxable capital gains realized by the Holder in the year of disposition or the three preceding taxation years, or any subsequent taxation years, subject to detailed rules contained in the Tax Act in this regard.

       In the case of a Holder that is a corporation, the amount of any capital loss otherwise determined resulting from the disposition of a Common Share may be reduced by the amount of dividends previously received or deemed to have been received thereon in accordance with detailed rules contained in the Tax Act in this regard. Analogous rules apply where a corporation is a member of a partnership or a beneficiary of a trust which owns Common Shares. The Proposed Amendments will extend these rules to apply where a trust or partnership is a member of a partnership or beneficiary of a trust that owns Common Shares.

       Where the collateral constituted by a Common Share is accepted by the Selling Shareholder in full satisfaction of the obligations of a Holder as a consequence of the Holder's failure to pay the second instalment or the final instalment, the Holder will be subject to special rules in the Tax Act relating to repossession by a seller of property previously sold.

              ELIGIBILITY FOR INVESTMENT

       In the opinion of Osler, Hoskin & Harcourt, counsel for Suncor, Fasken Campbell Godfrey, counsel for the Selling Shareholder and Sun, and Davies, Ward & Beck, counsel for the Underwriters, at the date of closing, the Common Shares represented by Instalment Receipts offered by this prospectus will be eligible investments, without resort to the so-called "basket" provisions, and in certain cases subject to prudent investment requirements and to additional requirements relating to investment or lending policies or goals, under or by the following statutes:

              Insurance Companies Act (Canada)
              Insurance Act (Ontario)
              an Act respecting insurance (Quebec)
              Trust and Loan Companies Act (Canada)
              Loan and Trust Corporations Act (Ontario) an Act respecting trust companies and savings companies (Quebec)
              Pension Benefits Standards Act, 1985 (Canada)
              Pension Benefits Act (Ontario)
              Supplemental Pension Plans Act (Quebec)
              Trustee Act (Ontario)

       In addition, in the opinion of such counsel, the Common Shares represented by Instalment Receipts will, at the date of closing, be qualified investments under the Income Tax Act
(Canada) for trusts governed by a registered retirement savings plan, registered retirement income fund or a deferred profit sharing plan.

                     LEGAL MATTERS

       The matters referred to under "Eligibility of Investment" and certain other legal matters in respect of this offering will be passed upon on behalf of Suncor by Osler, Hoskin & Harcourt, on behalf of the Selling Shareholder and Sun by Fasken Campbell Godfrey and on behalf of the Underwriters by Davies, Ward &
Beck. At May 31, 1995, the partners and associates of each of Osler, Hoskin & Harcourt, Fasken Campbell Godfrey and Davies,
Ward & Beck owned beneficially, directly or indirectly, less than 1% of the outstanding common shares of Suncor.

        AUDITORS, TRANSFER AGENT AND REGISTRAR

       Suncor's auditors are Coopers & Lybrand, 145 King
Street West, Toronto, Ontario, M5H 1V8.

       Suncor's Transfer Agent and Registrar is Montreal Trust
Company of Canada at its principal Stock and Bond Transfer offices located in Toronto, Montreal, Calgary, Edmonton and Vancouver.

     STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

       Securities legislation in several of the provinces provides purchasers with the right to withdraw from an agreement to purchase securities within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, securities legislation further provides a purchaser with remedies for rescission or, in certain provinces, damages where the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of these rights or consult with a legal advisor.

                 CERTIFICATE OF SUNCOR


Dated June 1, 1995

       The foregoing, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus, as required by the securities laws of the provinces of Canada. For the purpose of the Province of Quebec, this simplified prospectus, as supplemented by the documents incorporated herein by reference, contains no misrepresentation that is likely to affect the value or the market price of the securities to be distributed.

(Signed) Richard L. George  (Signed) David W. Byler
         President      Senior Vice President, Finance
and Chief Executive Officer(as Chief Financial Officer)

          On behalf of the Board of Directors

   (Signed) Ardagh S. Kingsmill, Q.C.(Signed) Bryan P. Davies
         Director                  Director

            CERTIFICATE OF THE UNDERWRITERS

Dated June 1, 1995

       To the best of our knowledge, information and belief, the foregoing, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities laws of the provinces of Canada. For the purposes of the Securities Act (Quebec) and the regulation thereunder, to our knowledge, this simplified prospectus, as supplemented by the documents incorporated herein by reference, contains no misrepresentation that is likely to affect the value or the market price of the securities to be distributed.

                  Nesbitt Burns Inc.


            By: (signed) Donald K. Johnson

     Gordon Capital CorporationRBC Dominion Securities Inc.


            By: (signed)           By: (signed)
          L. Robin Cornwell     Rosemarie N. Baker


           Wood Gundy Inc.       ScotiaMcLeod Inc.


     By: (signed) Carol S. PerryBy: (signed) Daniel F. Sullivan




         Goldman
          Sachs                 Richardson     First
         Canada       Midland  Greenshields  Marathon
   By:  Goldman Sachs Walwyn    of Canada   Securities
       Canada Inc. Capital Inc.   Limited     Limited


      By: (signed) By: (signed)By: (signed)By: (signed)
        David J.     Donald A.  William G.  Richard S.
         Gluskin        Fox       Copland    Hallisey



      Levesque BeaubienToronto DominionPeters & Co. Limited
       Geoffrion Inc. Securities Inc.


        By: (signed)   By: (signed)   By: (signed)
      Ian D. McPhersonRobert T. WrightMichael J. Tims


       The following includes the name of every person or company having an interest, either directly or indirectly, to the extent of not less than 5% in the capital of the Underwriters:

Nesbitt Burns Inc.: The Nesbitt Burns Corporation Limited, a majority-owned subsidiary of a Canadian chartered bank;

Gordon Capital Corporation: D. M. Beatty, B. Cameron, J.
R. Connacher, J. N. Green, R. Li, R. S. Lloyd and D. G. Nelson;

RBC Dominion Securities Inc.: RBC Dominion Securities
Limited, a majority-owned subsidiary of a Canadian chartered bank;

Wood Gundy Inc.: a wholly-owned subsidiary of The CIBC
Wood Gundy Corporation, a majority-owned subsidiary of a Canadian chartered bank;

ScotiaMcLeod Inc.: a wholly-owned subsidiary of a Canadian chartered bank;

Goldman Sachs Canada: a limited partnership in which The
Goldman, Sachs Group L.P. is the limited partner and Goldman
Sachs Canada Inc., a wholly-owned subsidiary of The Goldman
Sachs Group L.P., is the general partner;

Midland Walwyn Capital Inc.: a wholly-owned subsidiary of Midland Walwyn Inc.;

Richardson Greenshields of Canada Limited: a wholly-owned subsidiary of Richardson Greenshields Limited;

First Marathon Securities Limited: a wholly-owned subsidiary of First Marathon Inc.;

Levesque Beaubien Geoffrion Inc.: a wholly-owned subsidiary of Levesque, Beaubien and Company Inc., a majority-owned controlled subsidiary of a Canadian chartered bank;

Toronto Dominion Securities Inc.: a wholly-owned subsidiary of a Canadian chartered bank; and

Peters & Co. Limited: Robert G. Peters, Michael J. Tims,
Wilfred A. Gobert, Robert M. Wilkinson, J. Cameron Bailey and
William D. Bonner.

                      Suncor inc.